As filed with the Securities and Exchange Commission on March 23, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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First Trust Dynamic Europe Equity Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Trust Dynamic Europe Equity Income Fund (FDEU)

120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187

March 23, 2023

Supplement No. 1 to the Proxy Statement Dated February 28, 2023
For the Annual Meeting of Shareholders
to be held on April 3, 2023

Dear Shareholders:

First Trust Dynamic Europe Equity Income Fund (the “Fund”) previously mailed to its shareholders a definitive proxy statement (the “Proxy Statement”) regarding the annual meeting of shareholders of the Fund to be held on April 3, 2023 (the “Annual Meeting”). At the Annual Meeting, you will be asked to vote on a proposal (the “Proposal”) to elect Denise M. Keefe and Robert F. Keith (the “Board Nominees”) as Class I Trustees to the Board of Trustees of the Fund (the “Board”). The Board unanimously recommends that you vote FOR the Board Nominees.

PROPOSED REORGANIZATION. On March 21, 2023, the Board approved the reorganization of the Fund into a to-be created exchange-traded fund (“ETF”) that will be an actively managed ETF managed by the Fund’s current advisor and sub-advisor. The Board believes that the proposed reorganization:

•	is in the best interests of the Fund’s shareholders; and
•	will provide shareholders the opportunity and option to realize net asset value of their Fund shares (since shares of an ETF typically trade at or near net asset value) or to otherwise continue to maintain their investment in a fund managed by the same advisor and sub-advisor.

The proposed reorganization is subject to the approval of the Fund’s shareholders (as well as other regulatory requirements and closing conditions) and the Board plans to call a special meeting of shareholders in 2023 for shareholders to vote on the proposed reorganization. More information about the proposed reorganization will be communicated to shareholders in subsequent filings with the Securities and Exchange Commission in the coming weeks.

BULLDOG’S ACTIVIST CAMPAIGN. Bulldog Investors, LLP (“Bulldog”) seeks to nominate two individuals for election as trustees (the “Bulldog Purported Nominees”) of the Fund at the Annual Meeting. Do not be misled by Bulldog’s self-interested activist campaign:

•	The Board has determined that the Bulldog Purported Nominees are ineligible to be elected at the Annual Meeting and that any votes submitted for either of them at the Annual Meeting will not be counted.
•	Contrary to Bulldog’s unfounded claims in its proxy materials, the Board has acted, and continues to act, in the best interests of the Fund and its shareholders.

The Board’s deliberation on and approval of the proposed reorganization further demonstrates its commitment to protect shareholder interests. The Board will continue to fight for the best interests of the Fund and its shareholders.

As discussed in the Proxy Statement, the Board unanimously recommends that you vote FOR the Board Nominees. The Bulldog Purported Nominees will continue to be disregarded and are deemed ineligible to be elected at the Annual Meeting. Any votes submitted for a Bulldog Purported Nominee at the Annual Meeting will not be counted. Please refer to the Proxy Statement and the material enclosed therein and follow the instructions that appear on the WHITE proxy card. If you need any assistance, or have any questions regarding the Proposal or how to vote your shares, please call the Fund’s proxy solicitor, AST Fund Solutions, LLC at (800) 591-8269, weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.